UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                             (Amendment No. 16)*


                           ONE VALLEY BANCORP, INC.
                               (Name of Issuer)

                                COMMON STOCK
                        (Title of Class of Securities)

                                682419 10 6
                               (CUSIP Number)

                             December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 682419 10 6                              Page 2 of 5 Pages

  (1)   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        One Valley Bank, National Association, as executor or trustee under certain estates and trusts holding stock of the issuer. One Valley Bank, National Association is a wholly-owned subsidiary of the issuer.
        -------------------------------------------------------------

  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [   ]
                                                           (b)  [   ]

         ------------------------------------------------------------

  (3)   SEC USE ONLY

        -------------------------------------------------------------

  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
        West Virginia
                   (5)   SOLE VOTING POWER
                        3,201,522 shares
              -------------------------------------------------------
  NUMBER OF        (6)   SHARED VOTING POWER
   SHARES                1,354,653 shares
BENEFICIALLY
  OWNED BY
   EACH        ------------------------------------------------------
  REPORTING        (7)   SOLE DISPOSITIVE POWER
   PERSON                4,724,984
    WITH       ------------------------------------------------------
                   (8)   SHARED DISPOSITIVE POWER
                         16,900
               -----------------------------------------------------

  (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,711,163.7777
         -----------------------------------------------------------

 (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
         SHARES                                                 [   ]

         -----------------------------------------------------------

 (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.10595%
         ------------------------------------------------------------

 (12)    TYPE OF REPORTING PERSON
         BK
         ------------------------------------------------------------

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 7, 2000


By  /s/ Teresa Lightner
   ----------------------------------------
     Teresa Lightner
     Trust Operations Officer
     One Valley Bank, National Association